Exhibit 99.1

SUPPLEMENTAL FEDERAL INCOME TAX CONSIDERATIONS

This discussion is a supplement to, and is intended to be read together with, the discussion under the heading “Federal Income Tax Considerations” in the Registration Statement on Form S-3 (File No. 333-177052) of CoreSite Realty Corporation (the “Company”) filed with the Securities and Exchange Commission on September 28, 2011 (the “2011 Registration Statement) and in the related prospectus dated October 11, 2011 (the “Base Prospectus”) of the Company and the discussion under the heading “Federal Income Tax Considerations” in the Registration Statement on Form S-3 (File No. 333-198951) of the Company filed with the Securities and Exchange Commission on September 26, 2014 (the “2014 Registration Statement”).

The following discussion is inserted at the beginning of the discussion under the heading “Federal Income Tax Considerations—Taxation of Our Company” in the Base Prospectus and at the beginning of the discussion under the heading “Federal Income Tax Considerations—Taxation of Our Company” in the 2014 Registration Statement.

The following information is generally applicable to and modifies the discussion below:

•                  Although we have received private letter rulings from the IRS on certain matters, we have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. We are entitled to rely upon our private letter rulings only to the extent that we did not misstate or omit a material fact in the ruling requests we submitted to the IRS and that we operate in the future in accordance with the facts described in those requests.

•                  We currently hold interests in more than one taxable REIT subsidiary.

The following discussion supersedes the first sentence of the ninth bullet point in the fourth paragraph in the discussion under the heading “Federal Income Tax Considerations—Taxation of Our Company—General” in the Base Prospectus.

Ninth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our initial basis in the asset is less than the fair market value of the asset at the time we acquire the asset, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset.

The following discussion is inserted as a new bullet point after the twelfth bullet point in the fourth paragraph in the discussion under the heading “Federal Income Tax Considerations—Taxation of Our Company—General” in the Base Prospectus.

Thirteenth, if we fail to comply with the requirement to send annual letters to our stockholders requesting information regarding the actual ownership of our stock and the failure is not due to reasonable cause or due to willful neglect, we will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

The following discussion supersedes the first paragraph in the discussion under the heading “Federal Income Tax Considerations—Taxation of Our Company—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies—Allocations of Income, Gain, Loss and Deduction” in the Base Prospectus.

The net income and loss of our operating partnership are allocated in accordance with the terms of the partnership agreement. In general, the net income and net loss of our operating partnership are allocated to the holders of partnership units in such a manner that, to the extent possible, the capital account of each holder, as adjusted in accordance with certain applicable Treasury Regulations, is equal to the amount that would be distributed to such holder in a hypothetical liquidation of the operating partnership. Therefore, as a result of the preference to which the preferred partnership units are entitled in distributions, net income may be disproportionately allocated to the holders of preferred partnership units, including us, and net loss may be disproportionately allocated to the holders of common partnership units. In some cases losses may also be disproportionately allocated to partners who have guaranteed debt of our operating partnership.

The following discussion supersedes the discussion under the heading “Federal Income Tax Considerations—Federal Income Tax Considerations for Holders of Our Common Stock—Taxation of Non-U.S. Stockholders—Foreign Accounts” in the Base Prospectus.

Withholding taxes may be imposed under Sections 1471 through 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our capital stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) in the case of a foreign financial institution, the foreign financial institution undertakes certain diligence and reporting obligations, (2) in the case of a non-financial foreign entity, the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements referred to in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Non-U.S. entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends on our capital stock regardless of when they are made and will apply to payments of gross proceeds from the sale or other disposition of our capital stock on or after January 1, 2017. Prospective investors should consult their tax advisors regarding these rules.